          [LETTERHEAD OF STEADMAN SECURITY CORPORATION APPEARS HERE]


PRESS RELEASE

     Contact:  Dr. Max Katcher
               President
               Steadman American Industry Fund
               Steadman Security Trust
               Steadman Investment Fund
               Steadman Technology and Growth Fund

               For Immediate Release
               January 16, 1998


                    SPECIAL MEETINGS OF SHAREHOLDERS OF THE
                        STEADMAN GROUP OF MUTUAL FUNDS

     Washington, D. C. -- January 16, 1998 -- The Adjourned Special Meetings of the Shareholders of the Steadman Group of Mutual Funds were held today. Since necessary quorums were not present at the meetings the meetings of all of the Funds were adjourned until February 26, 1998 at 10:00 a.m.

     Each of the Steadman Funds is a common-law business trust organized under the laws of the District of Columbia. Each of the Steadman Funds is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The Steadman Funds are currently seeking shareholder approval for a merger of the Steadman Funds pursuant to a proxy statement/prospectus dated October 22, 1997.